Sub-Item 77C

               SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

          INVESCO VAN KAMPEN MASSACHUSETTS VALUE MUNICIPAL INCOME TRUST

An Annual Meeting ("Meeting") of Shareholders of Invesco Van Kampen Massachusetts Value Municipal Income Trust was held on Friday, July 16, 2010. The Meeting was held for the following purpose:

(1) Elect three Class II Trustees, two by the holders of the Common Shares and one by the holders of the Preferred Shares, each of whom will serve for a three year term or until a successor has been duly elected and qualified.

The results of the voting on the above matters were as follows:

                                                                    Votes
Matter                                                Votes For   Withheld
------                                               ----------   --------
(1) Rod Dammeyer .................................   42,266,844    143,105
    Wayne W. Whalen ..............................   42,238,879    171,070
    Linda Hutton Heagy (P) .......................        5,461        228

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(P)  Election of trustee by preferred shareholders only.